Exhibit 5.1
April 29, 2010
Associated Banc-Corp
1200 Hansen Road
Green Bay, Wisconsin 54304
Re:     Registration Statement on Form S-8 Relating to Common Stock
Ladies and Gentlemen:
     I am Senior Vice President and Senior Counsel of Associated Banc-Corp, a Wisconsin corporation (the “Company”), and, in such capacity, I have acted as legal counsel to the Company in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) and the filing thereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations under the Act (the “Rules”). The Registration Statement relates to the Company’s registration of 11,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), registered for issuance under the Registration Statement and reserved for issuance pursuant to the terms of the Associated Banc-Corp 2010 Incentive Compensation Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In connection with this opinion, I have relied as to matters of fact, without investigation, upon certificates of public officials. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such instruments, documents and records as I have deemed relevant and necessary to examine for the purpose of this opinion, including: (i) the Registration Statement, (ii) the Amended and Restated Articles of Incorporation of the Company (the “Charter”), (iii) the Amended and Restated By-laws of the Company, (iv) the Plan, (v) the form of Nonqualified Stock Option Agreement pursuant to the Associated Banc-Corp 2010 Incentive Compensation Plan (the “Non-Qualified Agreement”), (vi) the form of Restricted Stock Agreement (for grantees not subject to TARP restrictions) pursuant to the Associated Banc-Corp 2010 Incentive Compensation Plan (the “Non-TARP RSA”), (vii) the form of Restricted Stock Agreement (for grantees subject to TARP restrictions) pursuant to the Associated Banc-Corp 2010 Incentive Compensation Plan (the “TARP RSA”), (viii) the form of Share Salary Agreement pursuant to the Associated Banc-Corp 2010 Incentive Compensation Plan (the “Share Salary Agreement”), (ix) the form of Restricted Stock Unit Agreement pursuant to the Associated Banc-Corp 2010 Incentive Compensation Plan (the “RSUA”) and (x) those corporate records, agreements and other instruments of the Company, and all other certificates, agreements and documents, that I have considered relevant and necessary as a basis for the opinion expressed in this letter. The Non-Qualified Agreement, the Non-TARP RSA, the TARP RSA, the Share Salary Agreement and the RSUA are collectively referred to as the “Award Agreements”).
     In connection with this opinion, I have assumed (a) the legal capacity of all natural persons, (b) the accuracy and completeness of all documents and records that I have reviewed, (c) the genuineness of all signatures and due authority of the parties signing such documents, (d) the authenticity of the documents submitted to me as originals and (e) the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduced copies. In making my examination of documents executed or to be executed by parties, I have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the Company) of such documents and the validity and binding effect thereof.
     Based upon and subject to the foregoing, it is my opinion that, when issued in accordance with the terms of the Plan and the Award Agreements, the Shares will be validly issued, fully paid and nonassessable.
     My opinion expressed above is limited to the laws of the State of Wisconsin and I do not express any opinion herein concerning any other law. This opinion is given as of the date hereof and I assume no obligation to advise you of changes that may hereafter be brought to my attention.
     I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am an expert within the meaning of Section 11 of the

Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Kristi A. Hayek
Kristi A. Hayek
Senior Vice President and Senior Counsel